Exhibit (m)(2)

APPENDIX A TO DISTRIBUTION AND SERVICE PLAN

BLACKROCK FUNDS V

Name of Portfolio	Class of Shares	Distribution Fee		Service Fee
BlackRock Core Bond Portfolio	Investor A Investor C R	0 .75 .25	% % %	.25 .25 .25	% % %

BlackRock Income Fund	Investor A Investor C	0 .75	% %	.25 .25	% %

BlackRock Emerging Markets Flexible Dynamic Bond Portfolio	Investor A Investor C	0 .75	% %	.25 .25	% %

BlackRock Floating Rate Income Portfolio	Investor A Investor C	0 .75	% %	.25 .25	% %

BlackRock GNMA Portfolio	Investor A Investor C R	0 .75 .25	% % %	.25 .25 .25	% % %

BlackRock High Yield Bond Portfolio	Service Investor A Investor C R	0 0 .75 .25	% % % %	.25 .25 .25 .25	% % % %

BlackRock Inflation Protected Bond Portfolio	Investor A Investor C R	0 .75 .25	% % %	.25 .25 .25	% % %

BlackRock Low Duration Bond Portfolio	Investor A Investor A1 Investor C R	0 0 .75 .25	% % % %	.25 .10 .25 .25	% % % %

BlackRock Strategic Income Opportunities Portfolio	Investor A Investor C	0 .75	% %	.25 .25	% %

BlackRock U.S. Government Bond Portfolio	Investor A Investor C R	0 .75 .25	% % %	.25 .25 .25	% % %

BlackRock Sustainable High Yield Bond Fund	Investor A	0%		.25%

BlackRock Sustainable Low Duration Bond Fund	Investor A	0%		.25%

“BlackRock Funds V” and “Trustees of BlackRock Funds V” refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated April 19, 2018 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of “BlackRock Funds V” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Fund personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund.

Agreed to and accepted as of October 15, 2021.

BLACKROCK FUNDS V

By:
Name:
Title: